SCHEDULE 14A
                                (Rule 14a - 101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(3)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             REHABCARE GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

                THE BOARD OF DIRECTORS OF REHABCARE GROUP, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:  N/A
      2)  Aggregate number of securities to which transaction applies:  N/A
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
      4)  Proposed maximum aggregate value of transaction:  N/A
      5)  Total fee paid:  N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by  Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:  N/A
      2)  Form, Schedule or Registration Statement No.:  N/A
      3)  Filing Party:  N/A
      4)  Date Filed:  N/A

                             REHABCARE GROUP, INC.
                             7733 FORSYTH BOULEVARD
                                   SUITE 1700
                              ST. LOUIS, MO 63105


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2000

Dear Stockholder:

    The Annual Meeting of Stockholders of RehabCare Group, Inc. ("RehabCare") will be held at the Pierre Laclede Center, 7733 Forsyth Boulevard, Second Floor, St. Louis, Missouri on May 10, 2000, at 8:00 a.m., local time, for the following purposes:

      1. To elect six directors to hold office until the next Annual Meeting or until their successors shall have been duly elected and qualified.

      2. To transact any and all other business that may properly come before the Annual Meeting or any adjournment thereof.

    Only stockholders of record of RehabCare at the close of business on March 14, 2000, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

    We cordially invite you to attend the Annual Meeting. Even if you plan to be present at the meeting in person, you are requested to date, sign and return the enclosed Proxy Card in the envelope provided so that your shares will be represented. The mailing of an executed Proxy Card will not affect your right to vote in person should you later decide to attend the Annual Meeting.

                                        Alan C. Henderson
                                        President and Chief Executive Officer

March 30, 2000

                              REHABCARE GROUP, INC.
                             7733 FORSYTH BOULEVARD
                                   SUITE 1700
                               ST. LOUIS, MO 63105


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2000
                                -----------------

                               GENERAL INFORMATION

     This Proxy Statement is furnished to the stockholders of REHABCARE GROUP, INC. ("RehabCare") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Pierre Laclede Center, 7733 Forsyth Boulevard, Second Floor, St. Louis, Missouri, at 8:00 a.m., local time, and at all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders.

     This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy Card were first mailed to the stockholders of RehabCare on or about March 30, 2000.

     The proxy set forth on the accompanying Proxy Card is being solicited by the Board of Directors of RehabCare. All proxies will be voted in accordance with the instructions contained in the proxy. If no direction is specified in the proxy, executed proxies will be voted in favor of the re-election of the six directors nominated by the Board of Directors. A proxy may be revoked at any time before it is voted by filing a written notice of revocation or a later-dated Proxy Card with the Secretary of RehabCare at the principal offices of RehabCare or by attending the Annual Meeting and voting the shares in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy. Proxy Cards that are properly executed, timely received and not revoked will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof.

     RehabCare will bear the entire expense of soliciting proxies. Proxies will be solicited by mail initially. The directors, executive officers and employees of RehabCare may also solicit proxies personally or by telephone or other means but such persons will not be specially compensated for such services.

     Only stockholders of record at the close of business on March 14, 2000, are entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 7,154,067 shares of RehabCare Common Stock issued and outstanding.

     Each outstanding share of RehabCare Common Stock is entitled to one vote on each matter to be acted upon and one vote for each director to be elected at the Annual Meeting. Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum and as voted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present for purposes of determining a quorum (unless they are voted on another proposal brought before the meeting) or as voted for purposes of determining the approval of the stockholders on a particular proposal. Stockholders do not have the right to cumulate votes in the election of directors.


                       VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following persons were known to management of RehabCare to be the beneficial owners of five percent or more of RehabCare Common Stock:

                                                  Number of Shares   Percent of Outstanding
         Name and Address of Beneficial Owner    Beneficially Owned      Common Stock(1)
         ------------------------------------    ------------------  ---------------------
           Bear Stearns Asset Management Inc.(2)      671,000                 9.38%
               575 Lexington Avenue
               New York, New York 10022

           FMR Corp.(3)                               665,800                 9.31
               82 Devonshire Street
               Boston, Massachusetts 02109

           Putnam Investments, Inc.(4)                454,700                 6.36
               One Post Office Square
               Boston, Massachusetts 02109

(1) The percentage calculations are based upon 7,154,067 shares of RehabCare Common Stock issued and outstanding on March 14, 2000.

(2) Based upon information set forth in Schedule 13G dated February 10, 2000, filed by the reporting person with the Securities and Exchange Commission. The Schedule 13G is a joint filing by Bear Stearns Asset Management Inc., an investment advisor registered under the Investment Advisors Act of 1940, The Bear Stearns Funds, an open-end management investment company registered under the Investment Company Act of 1940, and S&P Stars Fund, a separate portfolio of The Bear Stearns Funds. The Schedule 13G reported sole voting and investment power with respect to all 671,000 shares reported as beneficially owned.

(3) Based upon information set forth in Amendment No. 5 to Schedule 13G dated February 14, 2000, filed by the reporting persons with the Securities and Exchange Commission. The Schedule 13G is a joint filing by FMR Corp., the holding company of Fidelity Management & Research Company, an investment advisor registered under the Investment Advisors Act of 1940 ("FMRC"), and Fidelity Low-Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 ("FLSF"), of which Edward C. Johnson 3d and Abigail P. Johnson may be deemed to be controlling persons. By virtue of its control of FMRC and FLSF, FMR Corp. reported sole investment power with respect to all 665,800 shares reported by FMR Corp. as beneficially owned. By virtue of their control of FMR Corp., each of Edward C. Johnson 3d and Abigail P. Johnson reported sole investment power with respect to all 665,800 shares reported by such person as beneficially owned.

                                      -3-

(4) Based upon information set forth in an Amendment No. 1 to Schedule 13G dated February 17, 2000, filed by the reporting persons with the Securities and Exchange Commission. The Schedule 13G is a joint filing by Putnam Investments, Inc., a Massachusetts corporation, Marsh & McLennan Companies, a Delaware corporation, Putnam Investment Management, Inc., a Massachusetts corporation, and The Putnam Advisory Company, Inc., a Massachusetts
     corporation. Marsh & McLennan Companies is the parent holding company to Putnam Investments, Inc. and reported no voting or investment power. Putnam Investments, Inc. is the parent company to each of Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. and reported shared voting power with respect to 212,500 shares and shared investment power with respect to all of the 454,700 shares reported as beneficially owned. Putnam Investment Management, Inc. reported no shared voting power and shared investment power with respect to all of the 169,200 shares reported by Putnam Investment Management, Inc. as beneficially owned. The Putnam Advisory Company, Inc. reported shared voting power with respect to 212,500 shares and shared investment power with respect to all of the 285,500 shares reported by The Putnam Advisory Company, Inc. as beneficially owned.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, the holders of RehabCare Common Stock will vote on the election of six directors to serve a term of one year until the 2001 Annual Meeting or until their successors shall have been duly elected and qualified. The persons named as proxies on the accompanying Proxy Card intend to vote all duly executed proxies received by the Board of Directors for the re-election of the six directors listed below, except as otherwise directed by the stockholder on the Proxy Card. If for any reason any nominee becomes unavailable for election, which is not now anticipated, the persons named in the accompanying Proxy Card will vote for such substitute nominees as designated by the Board of Directors. The six nominees receiving the highest number of votes will be elected as directors of RehabCare. All nominees are currently directors of RehabCare. The Board of Directors recommends a vote "FOR" the re-election of each of the directors.

     The name, age, principal occupation or position and other directorships with respect to the directors are set forth below. Unless otherwise indicated, each of the directors has held the position or another executive position with the same entity shown or an affiliated entity for in excess of five years.

     William G. Anderson, 67 - Director since 1991; Retired Vice Chairman, Ernst & Young (public accountants).

     Alan C. Henderson, 54 - Director since 1998; President and Chief Executive Officer of RehabCare since June 1998; prior thereto, Executive Vice President and Chief Financial Officer and Secretary of RehabCare for in excess of five years; Director of General American Capital Corp.

     Richard E. Ragsdale, 56 - Director since 1993; Director and Chairman of the Executive Committee, ProMedCo Management Company (physician practice management); Director, American Endoscopy Services, Inc. and Kaleidospace, LLC; Chairman, Hospital Authority of Metro Government, Nashville, Tennessee.

     John H. Short, Ph.D., 55 - Director since 1991; Managing Partner, Phase 2 Consulting (health care and economic consulting).

     H. Edwin Trusheim, 72 - Director since 1992; Chairman of the Board of RehabCare since 1998; Retired Chairman of the Board and Chief Executive Officer, General American Life Insurance Company (life and health insurance); Director, Angelica Corporation, Laclede Gas Company and Reinsurance Group of America, Incorporated.

     Theodore M. Wight, 57 - Director since 1991; a General Partner of the General Partners of Walden Investors and Pacific Northwest Partners SBIC, L.P. (venture capital); Director, Interlinq Software Corp and various privately-held companies.

                       BOARD OF DIRECTORS AND COMMITTEES

     During the year ended December 31, 1999, the Board of Directors of RehabCare met six times. Each director attended not less than 75% of the meetings of the Board of Directors and committees of which such director was a member during 1999. The Board of Directors of RehabCare has standing Audit, Compensation and Nominating Committees.

     The current members of the Audit Committee are Messrs. Anderson and Short. The Audit Committee met two times during 1999. The duties of the Audit Committee include selecting the independent auditors of RehabCare and negotiating the scope and cost of the audit and other services rendered to RehabCare by such auditors; meeting periodically with RehabCare's independent auditors and management to review the work of each and to ensure that each is properly discharging its responsibilities; and reviewing RehabCare's accounting policies and internal controls to determine whether such policies and controls are adequate and are being followed.

     The Compensation Committee reviews and recommends to the Board of Directors the salaries of all executive officers of RehabCare and authorizes all other forms of executive compensation. The current members of the Compensation Committee are Messrs. Trusheim, Ragsdale and Wight. The Compensation Committee met four times during 1999. The Compensation Committee is also responsible for the administration of all aspects of RehabCare's stock-based incentive plans.

     In September 1999, the Board of Directors established a Nominating Committee to recommend to the Board of Directors nominees for directors, nominees for members of all committees of the Board, and candidates for appointment as corporate officers. The Nominating Committee is comprised of Messrs. Ragsdale, Wight and Henderson. The Nominating Committee met one time during 1999.

                                 DIRECTORS' FEES

     Directors who are not also employees of RehabCare received a fee of $3,000 for each meeting of the Board of Directors attended in person. In conjunction with the reduction in the number of regularly scheduled meetings of the Board of Directors from five to four, effective in January 2000 each director shall receive a fee of $4,000 for each meeting of the Board of Directors attended in person. Directors are also reimbursed for expenses incurred in connection with their attendance at Board meetings. In addition, each of the directors who is not also an employee of the Company participates in RehabCare's 1994 Directors' Stock Option Plan and 1999 Non-Employee Director Stock Plan which provide for the granting of stock options and other stock-based awards to non-employee directors of RehabCare. In January 1999, pursuant to RehabCare's 1994 Directors' Stock Option Plan options to acquire 15,000 shares of RehabCare Common Stock at an exercise price of $20.4375 per share, the fair market value on the date of grant, were granted to each of Messrs. Anderson, Ragsdale, Short, Trusheim and Wight.

                        SECURITY OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of March 14, 2000 the beneficial ownership of RehabCare Common Stock by each director and each executive officer named in the Summary Compensation Table, individually, and all directors and executive officers as a group:

                                   Number of Shares
Name of Beneficial Owner           Beneficially Owned(1)     Percent of Class(2)
------------------------           --------------------      -------------------
William G. Anderson                    127,000(3)                   1.75%
Alan C. Henderson                      235,090(3)(4)                3.21
Richard E. Ragsdale                    162,654(3)(5)                2.24
John H. Short, Ph.D                    111,000(3)                   1.53
H. Edwin Trusheim                      106,500(3)                   1.47
Theodore M. Wight                       75,000(3)                   1.04
Tom E. Davis                            14,482(3)                    (6)
Hickley M. Waguespack                   53,882(3)                    (6)
Keith L. Goding                         82,357(3)(7)                1.14
Alfred J. Howard                        16,936(3)                    (6)
All directors and executive
  officers as a group (13 persons)   1,076,019(3)                  13.38

(1) Except as otherwise noted, each individual has sole voting and investment power with respect to the shares listed beside his name.

(2) Based upon 7,154,067 shares of RehabCare Common Stock issued and outstanding as of March 14, 2000 and, for each director or executive officer or the group, the number of shares subject to options exercisable by such director or executive officer or the group on or prior to May 13, 2000.

(3)  Totals include 90,000, 175,871,  112,500, 102,500, 105,000, 75,000, 14,482,
     50,756, 82,314, 16,098 and 889,771 shares subject to stock options held by Messrs. Anderson, Henderson, Ragsdale, Short, Trusheim, Wight, Davis, Waguespack, Goding and Howard and all directors and executive officers as a group, respectively, that are either presently exercisable or which are exercisable on or prior to May 13, 2000.

(4) Includes (i) 45,300 shares owned by a trust of which Mr. Henderson is the trustee, and (ii) 450 shares owned by Mr. Henderson's spouse as custodian for Mr. Henderson's children, as to which shares Mr. Henderson has no voting or investment power.

(5) Includes 50,154 shares of RehabCare Common Stock held by The Ragsdale Family Foundation, of which Mr. Ragsdale is a director, and as to which shares Mr. Ragsdale has shared voting and investment power.

(6)   Less than one percent.

(7) Includes 43 shares owned by a trust of which Mr. Goding is the trustee and the beneficiary.

                        REPORT OF COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

General

     RehabCare's executive compensation program is administered by the Compensation Committee of the Board of Directors. During the year ended December 31, 1999, the Committee was composed of three non-employee directors, Messrs. Trusheim (Chairman), Ragsdale and Wight.

     RehabCare's executive compensation policy is designed and administered to provide a competitive compensation program that will enable RehabCare to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent and efficient manner. The compensation policy is based on the principle that the financial rewards to the executive are aligned with the financial interests of the stockholders of RehabCare. In this manner, RehabCare will meet its ultimate responsibility to its stockholders by striving to give a suitable long-term return on their investment through earnings from operations and prudent management of RehabCare's business and operations.

     RehabCare's executive compensation strategy has three separate elements consisting of base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the policies underlying each element.

Base Salary

     The  Committee has  determined  the salary ranges for each of the executive officer positions of RehabCare based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile of the particular executive officer. In considering the competitors in the market, RehabCare emphasizes publicly traded rehabilitation and staffing services companies with similar revenue, earnings and market capitalization profiles to RehabCare. RehabCare also looks at a combination of for-profit general hospitals and certain staffing and outpatient service providers to define the lower end of the compensation market and the larger publicly traded rehabilitation and staffing services companies (i.e. companies with annual revenues of $500 million or more) to define the upper limits of such market.

     The Committee's recent practice has been to establish a range of base salaries for particular executive officers within the range offered by the comparison group of companies so as to be able to attract and retain high quality people. The data utilized in determining such ranges is compiled from publicly available information regarding the comparison group of companies and from various salary surveys that are made available to the public by trade and industry associations, accounting firms, compensation consultants and professional groups.

     During the year ended December 31, 1999, Mr. Henderson had a separate employment contract with RehabCare. Mr. Henderson's employment contract establishes an initial base salary, which base salary rate is to be reviewed for adjustment at least annually. The Committee met in 1999 to consider base salary increases for Messrs. Davis, Waguespack, Goding and Howard based upon the performance evaluation and recommendation of the Chief Executive Officer. Base salary increases for Mr. Henderson, as the Chief Executive Officer, are based upon the performance evaluation conducted by the Committee and/or the Board of Directors.

     In connection with the Committee's annual evaluation of the base salaries of the executive officers of RehabCare, in 1999 the Committee increased the respective annual base salary of Messrs. Henderson, Davis, Waguespack, Goding and Howard, by between 3% and 13% of such executive officer's previous annual base salary.

Annual Incentive Compensation

     For services rendered during the year ended December 31, 1999, each of RehabCare's executive officers received cash bonuses awarded on performance-based criteria. Mr. Henderson has a performance-based annual cash bonus compensation component set forth in his employment contract with RehabCare. Under the contractual provisions, the cash bonus for Mr. Henderson is based upon the achievement of certain targets for the annual growth in
RehabCare's fully diluted pretax earnings per share, excluding extraordinary items and after deduction of accrued bonuses (hereinafter referred to as "EPS"). The cash bonus for Mr. Henderson ranges from 4% of his base salary during the applicable year for a 10% annual growth rate in EPS up to 100% of his then current base salary for a 31% annual growth rate in EPS. For the year ended December 31, 1999, Mr. Henderson received a cash bonus under this formula of $223,167. Messrs. Davis, Waguespack, Goding and Howard also received performance-based cash bonuses of $167,191, $162,695, $132,965 and $159,580, respectively, for the year.

Long-Term Incentive Compensation

     The Committee believes that long-term incentive compensation is the most direct way of tying the executive compensation to increases in stockholder value. RehabCare's long-term incentive programs are stock-based thereby providing a means through which executive officers will be incentivized to continue high quality performance with RehabCare over a long period of time while allowing such executive officers to build a meaningful investment in RehabCare Common Stock.

     Executive officers and other eligible employees of RehabCare are granted options to purchase shares of RehabCare Common Stock from time to time based upon their respective level of duties. The Board of Directors, upon the recommendation of the Committee, has given the Chief Executive Officer the authority to grant newly hired employees of RehabCare options to purchase up to 10,000 shares of RehabCare Common Stock. Each option has an exercise price equal to the fair market value of RehabCare Common Stock on the date of grant and has a term of ten years.

     The Committee from time to time has evaluated the level of long-term incentives provided to each of the executive officers of RehabCare and each officer's relative contributions to corporate performance. Based upon such evaluation, during the year ended December 31, 1999, the Committee has approved grants of additional options to certain executive officers of RehabCare in recognition of increases in the authority and responsibility of such officers and their contributions toward improvements in the operating performance of RehabCare.

     The  Committee  believes  that the  long-term  incentive  program gives the
participating   officers  a  meaningful   opportunity  for  equity  appreciation
incentives from the stock-based grants.

Compensation of Chief Executive Officer

     Mr. Henderson's base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee in the same manner as is used by the Committee for executive officers generally as well as by reference to Mr. Henderson's employment contract with RehabCare. The total compensation package of Mr. Henderson is designed to be competitive within the industry while creating awards for short- and long-term performance in line with the financial interests of the stockholders. A substantial portion of Mr. Henderson's cash compensation for the year is incentive-based and is therefore at risk to the extent that RehabCare does not meet or exceed the pre-established EPS growth objectives included in his employment contract.


                             COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

      H. EDWIN TRUSHEIM       RICHARD E. RAGSDALE       THEODORE M. WIGHT

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation of each named executive officer of RehabCare for each of the last three fiscal periods:

                                                                           Long Term
                                                Annual Compensation       Compensation
                                                                           Securities
                                                                           Underlying       All Other
Name and Principal Position             Year     Salary ($)  Bonus($)(1) Options/SARs(#) Compensation($)(2)
---------------------------             ----     ---------   ----------  --------------  -----------------
Alan C. Henderson,                      1999       343,333     223,167      30,000/--        3,200
President and Chief                     1998       279,500     198,445     121,482/--        3,200
Executive Officer                       1997       211,333     211,076          --/--        3,200

Tom E. Davis,                           1999       198,333     167,191      20,000/--        3,200
President, Inpatient Division(3)        1998       186,667     133,761      35,427/--        3,200
                                        1997       128,833      51,596          --/--           --

Hickley M. Waguespack,                  1999       193,000     162,695       6,000/--        3,200
Executive Vice President,               1998       186,417     133,582          --/--        3,200
Customer Service and Retention          1997       172,125     163,585          --/--        3,200

Keith L. Goding,                        1999       215,000     132,965       8,000/--        3,200
Executive Vice President                1998       206,917     167,273       7,758/--        3,200
and Chief Development Officer           1997       184,333     157,976          --/--        3,200

Alfred J. Howard,                       1999       178,000     159,580      10,000/--        3,200
President, Outpatient Division          1998       166,667     141,883      19,395/--        3,200
                                        1997       158,333      46,161          --/--        1,067

(1) Totals for the year ended December 31, 1997, include $14,000 and $3,500 payable to Messrs. Henderson and Waguespack, respectively, pursuant to supplemental cash bonus agreements between RehabCare and the named executive officer.

(2) Totals include amounts contributed by RehabCare pursuant to the matching portion of RehabCare's 401(k) Plan.

(3) Mr. Davis became an executive officer of RehabCare effective as of January 1, 1998.

Employment Arrangements

     RehabCare currently has employment agreements with each of Alan C. Henderson, President and Chief Executive Officer and Alfred J. Howard, President of the Outpatient Division. Mr. Henderson's Employment Agreement will continue to be automatically renewed for successive one-year terms unless terminated by either party and provides for a minimum annual base salary and annual cash bonuses based upon the achievement of certain targets for the annual growth in RehabCare's fully diluted pretax earnings per share, excluding extraordinary items and after deduction of accrued bonuses. The cash bonuses will range from 4% of Mr. Henderson's base salary for a 10% annual growth rate up to 100% of base compensation for a 31% annual growth rate. Mr. Henderson's agreement provides for severance pay upon termination by RehabCare equal to one year's base salary plus Mr. Henderson's pro rata bonus for the year of termination, and for a one-year covenant not to compete on the part of Mr. Henderson. Mr. Howard's Employment Agreement expires April 30, 2002 and will continue to be automatically renewed for successive one-year terms unless terminated by either party and provides for a minimum annual base salary and annual bonuses under a bonus plan consistent with bonus plans of other division presidents.

     Each  of  Messrs.  Henderson  and  Waguespack  has a  separate  termination agreement with RehabCare under which such executive officer will be paid severance benefits in the event that his employment with RehabCare is "terminated" within three years of a "change in control" of RehabCare but prior to such executive officer reaching the age of 65. Prior to a "change in control," each agreement is subject to an automatic extension each year for an additional year, except if RehabCare gives a 60-day written notice to the executive officer that the term will not be so extended. In addition, in the case of termination without cause or for good cause prior to or following a "change in control" of RehabCare, Mr. Howard's Employment Agreement provides for a severance benefit equal to Mr. Howard's then-current annual salary.

     The termination compensation agreement of Mr. Henderson would require a lump-sum cash payment in an amount equal to 2.99 times his average annual compensation for the five full years preceding the year in which the termination occurs. The agreement of Mr. Waguespack would require a lump-sum cash payment in an amount equal to his then-current annual rate of compensation. In each case, the executive's health and welfare benefits will continue until the earlier of
(i) one year after the date of termination or (ii) the executive's commencement of full-time employment with another company. If payment of the foregoing amounts and any other benefits received or receivable upon termination after a "change in control" would subject the executive to the payment of a federal excise tax, the total amount payable by RehabCare to such executive shall be increased by an amount sufficient to provide him (after satisfaction of all excise taxes and federal and state income taxes attributable to such increased payment) with a net amount equal to the federal excise tax owed by him.

     "Change in control" is generally defined in Messrs. Henderson's and Waguespack's agreements as (i) the acquisition by any person of beneficial ownership of 20% or more of the outstanding shares of RehabCare Common Stock or of the combined voting power in the election of directors; (ii) the replacement of the majority of the existing directors or persons nominated for election as directors by the incumbent Board of Directors; (iii) approval by the stockholders of RehabCare of a reorganization, merger or consolidation unless following such transaction control of the surviving company does not change through changes in the beneficial ownership of the securities or membership on the Board of the surviving corporation; or (iv) approval by the stockholders of RehabCare of a complete liquidation or dissolution of RehabCare or the sale of substantially all of the assets of RehabCare. "Termination" generally includes any event which ends the executive officer's employment relationship with RehabCare, other than a termination due to the death, disability or retirement of the executive officer, a termination by RehabCare for "cause" or a termination by the executive officer for other than "good reason." "Cause" is generally defined as (i) the willful and continued failure (after demand by RehabCare) to substantially perform the duties of the office other than due to physical or mental incapacity of the executive officer or (ii) the willful engagement in misconduct by the executive officer that is materially injurious to RehabCare. "Good reason" is generally defined as (i) the assignment of duties inconsistent with the executive officer's position, duties, responsibilities and status immediately prior to a "change in control"; (ii) a reduction in the executive officer's current base salary; (iii) failure to continue the executive officer's then-current participation level in RehabCare's bonus, compensation or other benefit plans; (iv) the geographic relocation of the executive officer; or
(v) any breach of the agreement. "Change of control" is generally defined in Mr. Howard's Employment Agreement as (i) a consolidation, merger or other business combination (whereby RehabCare is not the surviving entity in the consolidation, merger or combination); or (ii) a transaction involving the acquisition by an unaffiliated third party of the outstanding stock or assets of RehabCare (in excess of 50% of the number of shares of RehabCare Common Stock outstanding immediately prior to such transaction or 50% of the value of the assets of the Outpatient Division of RehabCare).

     Each of the named executive officers other than Messrs. Henderson and Howard has a separate arrangement with RehabCare with regard to severance payments in the event of certain terminations of employment which will generally continue their base salary and/or benefits for a period of one year after such termination.

Aggregated Option/SAR Exercises in Last Fiscal Period and Fiscal Period-End Option/SAR Values

     The following table sets forth information concerning the number of exercisable and unexercisable stock options at December 31, 1999, as well as the value of such stock options having an exercise price lower than the last reported trading price on December 31, 1999 ("in-the-money" options) held by the executive officers named in the Summary Compensation Table. During the year ended December 31, 1999, options were exercised by Messrs. Waguespack, Goding and Howard.

                                                            Number of Securities
                                                           Underlying Unexercised   Value of Unexercised
                                                              Options at Fiscal    In-The-Money Options at
                                 Shares                         Period-End (#)       FiscalPeriod-End ($)(1)
                               Acquired on      Value            Exercisable/          Exercisable/
        Name                   Exercise (#)   Realized ($)      Unexercisable         Unexercisable
        ----                   ------------  -------------      -------------         -------------
Alan C. Henderson..........         --              --         145,500/170,232        1,767,315/586,381

Tom E. Davis...............         --              --           12,607/50,320           48,693/149,750

Hickley M. Waguespack......      25,017         254,816           83,061/8,250         1,051,450/40,665

Keith L. Goding............       1,500          15,625          82,314/16,444           988,615/64,800
                                 16,000         162,538

Alfred J. Howard...........      22,500         240,938          16,098/35,797          125,520/177,863

(1) Based on a price per share of $21.25, the last reported transaction price of RehabCare Common Stock on December 31, 1999.

                                      -12-

Option Grants In Last Year

     The following table sets forth information concerning stock option grants made in the year ended December 31, 1999 to the executive officers named in the Summary Compensation Table. No SARs were granted to the named executive officers in 1999.

                                                                                                               Potential Realizable
                                                        Individual Grant                                         Value At Assumed
                                        -------------------------------------------------------                Annual Rates of Stock
                                              Percent of Total                                                   Price Appreciation
                      Number of Securities  Options Granted to                                                    for Option Term(3)
Name                   Underlying Options      Employees in       Exercise or    Market Price on    Expiration   ------------------
                       Granted (#) (1)         Fiscal Year     Base Price ($/Sh) Date of Grant ($)   Date (2)       5% ($)   10% ($)
----                  --------------------  ------------------ ----------------- ----------------   ----------      ------   ------
Alan C. Henderson           30,000                7.1                18.44            18.44         6/30/2009      347,905   881,658

Tom E. Davis                20,000                4.7                18.44            18.44         6/30/2009      231,936   587,772

Hickley M. Waguespack        6,000                1.4                18.44            18.44         6/30/2009       69,580   176,332

Keith L. Goding              8,000                1.9                18.44            18.44         6/30/2009       92,775   235,109

Alfred J. Howard            10,000                2.4                18.44            18.44         6/30/2009      115,968   293,886

     (1) Each option set forth above will become exercisable with respect to 25%, 50%, 75% and 100% of the total number of shares subject to the option on each of the first, second, third and fourth anniversaries, respectively, of the date of award.

     (2) The options terminate on the earlier of: ten years after grant; three months after termination of employment except in the case of retirement, death or total disability; or twenty-four months after termination for retirement, death or total disability.

     (3) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of RehabCare as to the likely trend in the Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the cumulative stockholder returns, including the reinvestment of dividends, of RehabCare Common Stock on an indexed basis with the Nasdaq Market Index, the NYSE Market Index and the Dow Jones Industry Group Index of Health-Care Providers ("HEA") for the period beginning January 1, 1995 and ending December 31, 1999:

   COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN* AMONG REHABCARE GROUP, INC., NASDAQ MARKET INDEX, NYSE MARKET INDEX AND DOW JONES INDUSTRY GROUP HEA INDEX

                                    [GRAPH]

ASSUMES $100 INVESTED ON JANUARY 1, 1995 IN REHABCARE GROUP INC. COMMON STOCK, NASDAQ MARKET INDEX, NYSE MARKET INDEX & DOW JONES INDUSTRY GROUP HEA INDEX

                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                    1994           1995           1996           1997           1998           1999
                                    ----           ----           ----           ----           ----           ----
REHABCARE GROUP, INC                100           148.08         154.81         305.62         215.52         245.07
NASDAQ MARKET INDEX                 100           129.71         161.18         197.16         278.08         490.46
NYSE MARKET INDEX                   100           129.66         156.20         205.49         244.52         267.75
DOW JONES INDUSTRY HEA INDEX        100           137.56         147.05         151.14         151.33         132.64

*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

     On December 9, 1998, RehabCare's Common Stock began trading on the New York Stock Exchange. Accordingly, to allow for more accurate comparison to a broad equity market index that includes companies with equity securities listed on the New York Stock Exchange, the NYSE Market Index will replace the Nasdaq Market Index in RehabCare's future stockholder return performance graphs.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires RehabCare's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of RehabCare Common Stock. To the knowledge of management, based solely on its review of the copies of such reports furnished to RehabCare, all Section 16(a) filing requirements were met.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP served as RehabCare's independent public accountants for the year ended December 31, 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and such representative will have the opportunity to make statements if he or she so desires.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Secretary of RehabCare by not later than December 1, 2000 for consideration of inclusion in the Proxy Statement and Proxy Card for that meeting.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of RehabCare does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented by Proxy Cards granting such proxies discretionary authority to vote on such other matters in accordance with their judgment as to the best interest of RehabCare on such matters.


                                               John R. Finkenkeller
                                               Secretary

March 30, 2000